EXHIBIT 16

[LETTERHEAD OF ARTHUR ANDERSEN LLP]

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

June 27, 2002

Dear Sir/Madam:

We have read the first four (4) paragraphs of Item 4 included in the Form 8-K dated June 25, 2002, of the Comair Savings and Investment Plan to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

Copy to:   Mr. Brian L. McDonald
                  Plan Administrator
                  Comair Savings and Investment Plan